Exhibit 5.1

Gowling Lafleur Henderson LLP	Barristers & Solicitors	Patent & Trade Mark Agents

Suite 1400
700 – 2nd Street S.W.
Calgary, Alberta
Canada T2P 4V5
Telephone (403) 298-1000
Facsimile (403) 263-9193
www.gowlings.com

File A89650

January 29, 2003

Paramount Energy Trust
500, 630 4th Avenue S.W.
Calgary, Alberta T2P 0J9
CANADA

Dear Sirs:

Re:	Paramount Energy Trust Registration Statement on Form F-1

     We have acted as Canadian counsel for Paramount Energy Trust (“PET”), an unincorporated trust established under the laws of the Province of Alberta, Canada in connection with the preparation and filing under the United States Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, of a Registration Statement on Form F-1 (Registration No. 333-98233) as amended by Amendment No. 1 thereto, Amendment No. 2 thereto and Amendment No. 3 thereto (the “Registration Statement”), including the prospectus constituting Part I thereof (the “Prospectus”). The Registration Statement relates to the proposed distribution by Paramount Resources Ltd. (“PRL”) to the holders of its common shares, as a dividend-in-kind (the “Dividend”), of trust units (the “Trust Units”) of PET (the “Dividend Units”) and the issuance by PET to its Unitholders of rights (the “Rights”) to subscribe for Trust Units. Capitalized terms used but not defined herein have the meanings given to them in the Prospectus.

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of all agreements, certificates and other statements of corporate officers and other representatives of PRL, PET, Paramount Operating Trust (“POT”) and Paramount Energy Operating Corp. (the “Administrator”) and such other documents as we have deemed necessary to form a basis for this opinion. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We assume that at the time of the issuance of the securities referred to in items (b), (c) and (e) below, all documents pertaining to the issuance thereof that are not yet authorized, executed and delivered, will have been duly authorized, executed and delivered by the parties thereto and are binding obligations of the parties thereto other than PET, PRL, POT and the Administrator. We have, when relevant facts material to our opinion were not independently

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Gowling Lafleur Henderson LLP	Barristers & Solicitors	Patent & Trade Mark Agents

established by us, relied, to the extent we deemed such reliance proper, upon written or oral statements of officers and other representatives of PRL, PET, POT and the Administrator.

     The use in this opinion of the phrase “fully paid and non-assessable” in respect of Trust Units or Rights means that the holder of such Trust Units or Rights will not, after the issuance to them by PET of such Trust Units or Rights, be liable to pay further amounts to PET in respect of (i) the issue price payable to PET for such Trust Units and (ii) such issuance of the Rights.

     Based on and subject to the foregoing, we advise you that, in our opinion:

(a)	the one Dividend Unit currently held by PRL has been legally issued and is fully paid and non-assessable in accordance with the terms of the PET Trust Indenture;

(b)	the Dividend Units (other than the one Dividend Unit referred to in (a) above), upon their issuance and delivery to PRL in accordance with the terms of the Funding Agreement substantially in the form of Exhibit 2.3 to the Registration Statement, as provided in the Prospectus, will be legally issued and will be fully paid and non-assessable in accordance with the terms of the PET Trust Indenture;

(c)	the Rights, upon their issuance and delivery to the initial holder thereof, as provided in the Prospectus, will be (i) legally issued in accordance with the terms of the PET Trust Indenture and fully-paid and non-assessable, and (ii) binding obligations of PET in accordance with their terms;

(d)	the terms of the Rights are governed by the laws of the Province of Alberta and the federal laws of Canada applicable therein; and

(e)	the Trust Units issuable upon the exercise of the Rights, upon their issuance and delivery to the initial holders thereof (against payment therefor in accordance with the terms of the Rights), as provided in the Prospectus, will be legally issued and will be fully paid and non-assessable in accordance with the terms of the PET Trust Indenture.

     In rendering this opinion, we do not express any opinion as to the laws of any jurisdiction other than the laws of the Province of Alberta and the federal laws of Canada applicable therein.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Risk Factors” and “Legal Matters” in the Prospectus.

Very truly yours,

/s/ Gowling Lafleur Henderson LLP

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